UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2013

GRYPHON GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-127635	92-0185596
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

611 N Nevada Street, Carson City, NV, 89703
(Address of principal executive offices) (Zip Code)

(604) 261-2229
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2013, Mr. Terence J. Cryan resigned as a member of the Company’s Board of Directors. Mr. Cryan was a member of the Audit Committee, Governance and Nominating Committee and the Compensation Committee of the Board of Directors. The Company intends to fill the vacancy created by Mr. Cryan’s departure as soon as possible.

Effective January 1, 2013, Gryphon Gold Corporation (the “Registrant”) changed the compensation of James T. O’Neil Jr., Chief Executive Officer and Interim Chief Financial Officer.

The Registrant has agreed to increase Mr. O’Neil’s compensation from a rate of $250,000 per year to $300,000 per year.

The Registrant is not aware of any family relationships, by blood, marriage, or adoption, between Mr. O’Neil and any other director or executive officer of the Registrant. The Registrant knows of no transactions involving the Registrant during the last two years in which Mr. O’Neil had a direct or indirect interest. To the Registrant’s knowledge, there is no arrangement or understanding between any of its directors, officers and Mr. O’Neil pursuant to which he was selected to serve as Chief Executive Officer and Interim Chief Financial Officer.

Item 7.01 Regulation FD Disclosure.

On January 7, 2013, the Registrant issued the press release attached hereto as Exhibit 99.1 announcing the suspension of production at its Borealis mine due to the failure of a boiler in the ADR facility. The release also announced the resignation of Mr. Cryan.

In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended. The information set forth in Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01 Exhibits.

Exhibit	Description
99.1	Press Release, dated January 7, 2013*

 * The Exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRYPHON GOLD CORPORATION.
(Registrant)

Dated: January 7, 2013	By: /s/ James O’Neil
James O’Neil
Chief Executive Officer and Interim Chief Financial Officer